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FOR IMMEDIATE RELEASE              NASDAQ NMS SYMBOL:  "ZOLT"
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           ZOLTEK ANNOUNCES IMPROVED FINANCIALS
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        FROM SALE OF AN OVERSEAS SUBSIDIARY COMPANY
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     SAINT LOUIS, MISSOURI -- November 6, 2000 -- Zoltek
Companies, Inc. today announced the sale of its SP Systems subsidiary. This transaction improves Zoltek's financial position while maintaining many of the strategic benefits provided by the original acquisition.
     Zoltek received $30 million in cash, and a note receivable in the principal amount of $5.0 million, reacquired approximately
2.5 million Zoltek shares issued to the former SP Systems shareholders and was repaid approximately $7.3 million of intercompany loans. In connection with the sale, Zoltek and SP Systems entered into various agreements which provide for continuing strategic relationships. These include a long-term carbon fiber supply agreement, an agreement to utilize SP Systems' formulations for Zoltek prepreg and formulated products and a license agreement for Zoltek to offer SP Systems' proprietary SPRINT composite process technology.
     Zsolt Rumy, Zoltek's Chairman and CEO, commented, "We acquired SP Systems and other downstream businesses to facilitate and accelerate the commercialization of low-cost carbon fiber composites, the underlying strategic objective of our business. These acquisitions were intended to enable us to offer customers complete solutions for designing and using low-cost carbon fiber composites. SP Systems was the largest of those acquisitions and we stretched our financial and human resources because of the perceived potential benefits to Zoltek. Although we continue to believe that the SP Systems technologies and business offer great potential for future growth, the sale of this unit enhances our ability to execute our primary carbon fibers strategy by deleveraging our balance sheet and refocusing our management resources. Unfortunately, since we acquired SP Systems -- which is heavily dependent upon a limited number of principal customers in the wind energy business -- its business has been slower to develop than we had expected and the borrowings incurred to finance the acquisition and related goodwill amortization was not offset by its profit contribution. Our two companies will continue to think and act as partners in many ways."

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     For the nine months ended June 30, 2000, Zoltek reported, on a consolidated basis, net sales of $96.7 million and a net loss of $3.7 million ($.20 per share). On a pro forma basis assuming the sale of SP Systems had occurred at the beginning of fiscal 2000, Zoltek's consolidated net sales were $57.5 million and its net loss was $2.2 million ($.15 per share). Proceeds of the sale were used to retire Zoltek's bank debt and, accordingly, on a consolidated pro forma basis as of June 30, 2000, Zoltek's shareholders' equity was $116.0 million and its long-term debt was $9.9 million. Zoltek expects to record a one-time, non-cash gain after tax of approximately $0.3 million in the fourth quarter of fiscal 2000 in accounting for the SP Systems sale.
     With the sale, ownership of SP Systems, which is based in the United Kingdom, has reverted to its original owners and managers and Close Brothers Private Equity, a venture capital firm. Paul Rudling, SP Systems' CEO, added, "Zoltek's low-cost carbon fiber strategy continues to be a tremendous fit with our core business strategy. Our new relationship with Zoltek will enable SP Systems to pursue our engineered composite and resin business with greater flexibility, and with more incentive to our top people as independent entrepreneurs."
     With the divestiture of SP Systems, Zoltek's downstream composites business consists of three principal components: Cape Composites, a manufacturer of carbon and glass fiber prepreg materials; Entec/CMC, which designs, manufactures and sells machines which process carbon and glass fiber composite materials; and its investment in Hardcore Composites, which is a leader in design and production of large composite structures, such as bridge decks and marine pilings.
     The forward-looking statements contained in this press release are inherently subject to risks and uncertainties. Zoltek's actual results could differ materially from those currently anticipated due to a number of factors, including the Company's ability to manage rapid growth, development of carbon fiber markets and its acquired businesses.
     Zoltek is an applied technology and materials company. Zoltek's Carbon Fiber Business Unit is primarily focused on the manufacturing and application of carbon fibers used as reinforcement material in composites. Zoltek's Intermediates Business Unit develops, manufactures and markets




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reinforcements, specialty resins, consumable supplies and
manufacturing equipment for the composite manufacturing industry. It also does composite design and engineering to support the Company's materials business. Zoltek's Hungarian-based Specialty Products Business Unit manufactures and markets acrylic fibers, nylon products and industrial materials.

          FOR FURTHER INFORMATION CONTACT:

        ZSOLT RUMY, CEO OR DAN GREENWELL, CFO
                 3101 MCKELVEY ROAD
                 ST. LOUIS, MO 63044
                   (314) 291-5110